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                                SOLAR-MATES, INC.
                           8125 25th COURT STREET EAST
                             SARASOTA, FLORIDA 34243




                                                              January 1, 1997



Ms. Lucia Almquist
150 East 69th Street, Apt. 4T
New York, New York 10021

Dear Ms. Almquist:

    Upon the terms and subject to the conditions set forth below, this letter shall constitute the agreement pursuant to which Solar-Mates, Inc. ("Solar-Mates") agrees to employ you as Vice President- Corporate Development.

    1. Term of Employment.

         1.1 Term. Solar-Mates hereby employs you, and you hereby accept employment with Solar-Mates, for a period to commence on the date hereof and to terminate on the third anniversary of such date unless sooner terminated in accordance with the provisions of Section 7 hereof ("Initial Term").

         1.2 Definition. As used herein, "Employment Term" means the entire period of your employment by Solar-Mates hereunder, whether for the period provided above, or whether extended, or sooner terminated in accordance with the provisions of Section 7 hereof.

    2. Duties.

         2.1 Description of Duties. In your capacity as Vice President Corporate Development, you shall perform such duties and exercise such authority, consistent with your position, as may from time to time be given to you by the President and Chief Executive Officer. You shall have the responsibility for brand management, licensing, public relations and marketing support.

         2.2 Devotion of Entire Time. During the Employment Term, you agree that you will loyally and conscientiously devote your entire productive time, efforts, ability and attention to the duties of your office and to promotion of the interests of Solar-Mates, and that you will not engage in any other business duties or pursuits whatsoever. Notwithstanding any of the foregoing, you will not be prohibited from making passive personal investments or being involved in the private business affairs of your immediate


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family to the extent that such activities do not interfere with the performance of your duties hereunder and are not in any way competitive with the business of Solar-Mates.

    3. Compensation.

         3.1 Annual Salary. During the Initial Term, you will be compensated at the rate of $150,000 per annum for the period January 1, 1997 through December 31, 1997; $165,000 per annum for the period January 1, 1998 through December 31, 1998; and $180,000 per annum for the period January 1, 1999 through December 31, 1999, payable in accordance with the customary payroll policies of Solar-Mates provided, however, that if, pursuant to Section 7 hereof, your employment is terminated, you will receive the appropriate pro rata portion of your annual base salary for the period during which you were actually employed by Solar-Mates.

         3.2 Incentive Compensation. In the event both net sales and net pre-tax profits of Solar-Mates exceed $53.6 million and $5.6 million respectively, for the fiscal year ending December 31, 1997, but are less than $56.3 million and $5.9 million respectively, you will be entitled to a bonus of $10,000 for 1997. In the event both net sales and net pre-tax profits of Solar-Mates exceed $56.3 million and $5.9 million respectively, for the fiscal year ending December 31, 1997, you will be entitled to an additional bonus of $15,000 for 1997. In the event both net sales and net pre-tax profits of Solar-Mates exceed $60 million and $6.2 million respectively, for the fiscal year ending December 31, 1998, but are less than $63 million and $6.5 million respectively, you will be entitled to a bonus of $15,000 for 1998. In the event both net sales and net pre-tax profits of Solar-Mates exceed $63 million and $6.5 million respectively, for the fiscal year ending December 31, 1998, you will be entitled to an additional bonus of $15,000 for 1998. In the event both net sales and net pre-tax profits of Solar-Mates exceed $80 million and $6.9 million respectively, for the fiscal year ending December 31, 1999, but are less than $84 million and $7.25 million respectively, you will be entitled to a bonus of $15,000 for 1999. In the event both net sales and net pre-tax profits of Solar-Mates exceed $84 million and $7.25 million respectively, for the fiscal year ending December 31, 1999, you will be entitled to an additional bonus of $15,000 for 1999. Such incentive compensation shall only be available upon your completion of each full year's employment hereunder.

         3.3 Stock Options. You will be granted, as of the commencement of your employ, a stock option to purchase up to 75,000 shares of Solar-Mates' common stock in accordance with the Stock Option Agreement annexed hereto. In the event of a change of control of Solar-Mates during the Initial Term only, you will be entitled to exercise all incentive option shares based upon sales and/or profit benchmarks granted but not yet vested during the Initial Term, to the extent permitted under the Stock Option


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Agreement and Stock Option Plan. For purposes hereof, the term "change of control" shall mean any merger, consolidation or reorganization of Solar-Mates with or into another person or entity, any sale of the assets of Solar-Mates or any acquisition of Solar-Mates' voting securities, with the result, in each instance, that less than 51% of the combined voting power of the then outstanding voting securities of Solar-Mates or the surviving entity immediately after each such transaction is held in the aggregate by persons or entities who were holders of voting securities of Solar-Mates immediately prior to any such transaction.

         3.4 Reimbursement for Business Expenses. Solar-Mates will reimburse you, upon presentation of proper expense statements or such other supporting information as Solar-Mates may reasonably require, for your reasonable and necessary business expenses (including, without limitation, telephone, travel and entertainment expenses) incurred or paid by you in connection with the performance of your duties hereunder.

         3.5 Miscellaneous. You will be provided with a relocation and housing allowance of up to $25,000 for actual and reasonable expenses incurred by you in connection with your relocation from New York to Florida. For payment under this allowance you will present proper expense statements or such other supporting information as Solar-Mates may reasonably require. You will also be provided with a total car allowance of $500 per month payable monthly.

    4. Fringe Benefits. You shall be entitled to participate on the same basis and subject to the same qualifications as all other regular full time employees of Solar-Mates in any fringe benefit plans Solar-Mates makes available from time to time for all its employees, including those benefits available, if any, under any vacation, retirement, disability, medical insurance and life insurance plans as the same may be placed into effect from time to time. In addition, you shall be entitled to participate in such other benefit plans, if any, as Solar-Mates makes generally available from time to time to members of its executive staff.

    5. Confidentiality.

         5.1 Trade Secrets. You and Solar-Mates acknowledge and agree that during the Employment Term and in the course of the discharge of your duties hereunder, you will have access to and become acquainted with information concerning the operation of Solar-Mates, including, without limitation, the names and addresses of and other information pertaining to Solar-Mates' customers, clients, suppliers and employees and other business associates, and other valuable information regularly used in Solar-Mates' business and not generally known to others, giving Solar-Mates' a competitive advantage in the sunglass business. You acknowledge


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and agree that it is Solar-Mates' policy to maintain such information as secret and confidential, whether relating to Solar-Mates' business as heretofore or hereafter conducted, or relating to Solar-Mates' customers, clients, suppliers, employees and other business associates (all such information being referred to hereinafter as "Confidential Information"). You acknowledge and agree that all Confidential Information is owned by Solar-Mates and constitutes Solar-Mates' trade secrets.

         5.2 Non-Disclosure. You specifically agree that you shall not use, publish, disseminate, misappropriate or otherwise disclose any Confidential Information, whether directly or indirectly, either during the term of this Agreement or at any other time thereafter, except as is required by law or in the course of your employment hereunder. This provision shall not apply to Confidential Information which becomes generally known to the public by means other than your breach of this Section.

         5.3 Unfair Competition. You acknowledge and agree that the sale, unauthorized use or disclosure of any Confidential Information obtained by you during the course of your employment under this Agreement, including but not limited to (a) information concerning Solar-Mates' current, future or proposed work, services, or products, (b) the facts that any such work, services or products are planned, under consideration, or in production, as well as, (c) any descriptions thereof, constitute unfair competition. You promise and agree not to engage in any unfair competition with Solar-Mates, either during the term of this Agreement or at any other time thereafter.

         5.4 Precautions; Return of Materials. You agree to take all reasonable precautions to protect the integrity of all Confidential Information, including all documents and other material entrusted to you containing or embodying Confidential Information. You further agree that all files, records, documents, drawings, lists, specifications, products and similar items relating to Solar-Mates' business, whether prepared by you or by others, are and shall remain exclusively the property of Solar-Mates, and that upon the expiration or termination of your employment hereunder you shall return to Solar-Mates all such material and all copies thereof in your possession or control.

         5.5 Copyrightable and Patentable Materials. You agree that during the Employment Term you will take any and all business developments, opportunities and potentially profitable situations relating to Solar-Mates' business to the Directors for exploitation by Solar-Mates. You agree promptly to disclose to Solar-Mates (and only to Solar-Mates) any and all knowledge possessed or acquired by you by any means whatsoever during the Employment Term which relates in any way to any materials, inventions, discoveries, developments, concepts, ideas or innovations, whether copyrightable or patentable or not, relating to the business of Solar-mates. For


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the compensation and benefits received hereunder, you hereby assign and agree to assign to Solar-Mates your entire right, title and interest in and to any of the aforedescribed materials, inventions, discoveries, developments, concepts, ideas or innovations. All such materials, inventions, discoveries, developments, concepts, ideas and innovations shall be the property of Solar-Mates, and you shall, without further compensation, do all things necessary to enable Solar-Mates to perfect title in such materials, inventions, discoveries, concepts, ideas and innovations and to obtain and maintain effective patent or copyright protection in the United States and foreign countries thereon, including, without limitation, rendering assistance and executing necessary documents.

    6. Competitive Activities.

         6.1 Non-Competition. During the Employment Term and for a period of one
(1) year after the expiration or earlier termination thereof for whatever reason, you shall not within the United States:

              (a) Consult with, be employed by, render services to, or engage in any business activity with (whether as owner, controller, employee, employer, consultant, partner, officer, director, agent or otherwise) any business or business entity competing in any way with the business of Solar-Mates;

              (b) Without the prior written consent of the President and Chief Executive Officer personally solicit or cause to be solicited or authorize, directly or indirectly, for or on behalf of yourself or any third party, any business competitive with Solar-Mates, which employs you hereunder, from others who are or were at any time within 12 months prior to the expiration or termination of your employment hereunder customers, clients, or other business associates of Solar-Mates.

         6.2 Solicitation of Employees and Others. You acknowledge and agree that Solar-Mates' directors, officers and employees possess special knowledge of Solar-Mates' operations and are vitally important to the continued success of Solar-Mates' business. You shall not, without the prior written consent of the President and Chief Executive Officer, directly or indirectly seek to persuade any director, officer or employee of Solar-Mates either to discontinue his or her position with Solar-Mates or to become employed or engaged in any activity competitive with the activities of Solar-Mates to which your services under this Agreement are related.

         6.3 Injunctive Relief. You acknowledge and agree that your services to be provided hereunder are special and unique and that were you to breach any provision of Sections 5 or 6 of this Agreement, the damages to Solar-Mates would be irreparable and, therefore, in addition to damages, reasonable attorneys' fees and


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any other rights or remedies which Solar-Mates may possess or to which it may be entitled, Solar-Mates shall be entitled to enjoin any such breach in any court of competent jurisdiction.

         6.4 Scope. If any court determines that any of the covenants set forth herein, or any part or parts thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

    7. Termination.

         7.1 By Agreement or Death. Prior to the end of the Initial Term and during the Employment Term, your employment hereunder may be terminated: (a) by either party upon written notice; (b) by written agreement between you and Solar-Mates; and (c) in the event of your death.

         7.2 Termination for Cause. Solar-Mates reserves the right to terminate this Agreement for "cause" as defined below. As used in this Agreement, the term "cause" shall mean (i) the commission by you of any act which would constitute a felony under state or federal law, or the equivalent under foreign law, if prosecuted; (ii) the commission by you of any act of moral turpitude which, in the sole opinion of Solar-Mates, negatively impacts on your ability to perform your duties hereunder; (iii) the material breach by you of the provisions of this Agreement; provided, however, that Solar-Mates shall have given you written notice specifying such breach and permitted you to cure such breach within a period of 10 days after receipt of such notice; (iv) your failure or refusal to perform your obligations under this Agreement, or other acts or omissions constituting neglect or dereliction of duties hereunder; (v) fraud, dishonesty or other acts or omissions by you that amount to a willful breach of your fiduciary duty to Solar-Mates; or (vi) the happening of any other event which, under the provisions of any laws applicable to Solar-Mates or its activities, disqualifies you from acting in any or all capacities provided for herein. Solar-Mates may, at its option, terminate this Agreement for the reasons stated in this Section 7 by giving written notice of termination to you without prejudice to any other remedy to which Solar-Mates may be entitled either by law, in equity, or under this Agreement.

         7.3 Upon such termination under this Section 7, you shall resign from all positions you may then hold with Solar-Mates or any of its affiliates and deliver to Solar-Mates all documents or copies thereof in your possession relating to Solar-Mates and its business.


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         7.4 Severance Pay. Whether and to what extent you are entitled to severance pay upon termination of your employment with Solar-Mates will be determined according to Solar-Mates' severance policies, if any, at the time of such termination. The foregoing notwithstanding, in the event Solar-Mates terminates your employment pursuant to Section 7.1(a) during the Initial Term only, you will be entitled to: (a) three month's salary based solely upon the annual salary set forth in Section 3.1 hereof in the event termination is during the first year of the Initial Term; (b) four month's salary based solely upon the annual salary set forth in Section 3.1 hereof in the event termination is during the second year of the Initial Term.

    8. Miscellaneous.

         8.1 Notices. Notices hereunder shall be in writing and shall be delivered by hand or sent by registered or certified mail, return receipt requested, if to you, at the address set forth above, and if to Solar-Mates, Inc. 8125 25th Court Street East, Sarasota, Florida 34243, or at such other address as to which notice has been given in the manner herein provided.

         8.2 Entire Agreement. This Agreement sets forth your and Solar-Mates' complete understanding with respect to the matters set forth herein. This Agreement may be modified or amended only by an agreement in writing signed by the parties hereto and may be assigned by Solar-Mates only in connection with the transfer of all or substantially all of the business and assets of Solar-Mates.

         8.3 Severability. If any term, provision, covenant, or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such term, provision, covenant, or condition as applied to other persons, places and circumstances shall remain in full force and effect.

         8.4 Headings. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement.

         8.5 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to the conflict of laws principles thereunder.


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    If the foregoing accurately reflects your understanding of our agreement and is acceptable to you, please sign the enclosed copy of this letter and return it to the undersigned.


                                Very truly yours,

                                SOLAR-MATES, INC.


                                By:
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                                   Stephen Nevitt, President

Accepted and Agreed:


By:
   ----------------------
   Lucia Almquist




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